EXHIBIT 4.14

________, 2011

Asure Software, Inc.
110 Wild Basin Rd.
Suite 100
Austin, Texas 78746

RE:           Option Grant dated September 25, 2009

To the Board of Directors:

I hereby acknowledge that pursuant to a Notice of Grant (the “Grant”) dated September 25, 2009, Asure Software, Inc. (f/k/a Forgent Networks, Inc.) (the “Company”) granted me an option to purchase 800,000 shares of the Company’s common stock.  Pursuant to a subsequent reverse stock split, this number was reduced to 80,000 shares of Common Stock (the “Shares”).  As of the date hereof, 35,000 of these Shares have vested pursuant to the terms of the Grant, and 45,000 remain unvested (the “Unvested Shares”).  In consideration of the receipt of a new option from the Company and entering into a revised Employment Agreement with the Company, I hereby irrevocably forfeit the remaining Unvested Shares pursuant to the Grant.  I agree and acknowledge that as a result of this forfeiture: (i) I have no further right to obtain the Unvested Shares; (ii) such remaining Unvested Shares shall not vest regardless of my service to the Company; and (iii) 45,000 Shares be returned to the Company’s 2009 Equity Plan for further grant.

Sincerely,

Pat Goepel